                                                                    Exhibit 11.1



                                             Computation of Pro Forma Net Loss Per Share
                                                             (Unaudited)

                                                                         Period From Inception                Period From Inception
                                                                            (July 12, 1995)      Six Months       (July 12, 1995)
                                                                             Through               Ended             Through
                                                                          December 31, 1995       June 30, 1996    June 30, 1996
Historical weighted average shares outstanding                                  1,617,939          3,244,698             2,471,167

Effect of applying SAB Topic 4:D(1)                                             2,459,394            832,635             1,606,166

Series A preferred stock, convertible to Common Stock
      at consummation of the planned initial public offering (2)                5,231,671          5,231,671             5,231,671


Series B preferred stock, convertible to Common Stock
      at consummation of the planned initial public offering (2)                3,706,234          3,706,234             3,706,234

Common stock equivalents for preferred stock warrants outstanding (2)             146,000            146,000               146,000

Common stock equivalents for options outstanding (2)                            1,076,260          1,076,260             1,076,260
                                                                          ---------------     --------------        --------------

      Shares used in computing pro forma net loss per share                    14,237,498         14,237,498            14,237,498
                                                                          ---------------    ---------------        --------------
                                                                          ---------------    ---------------        --------------

Net loss                                                                  $      (967,583)   $   (5,499,418)        $   (6,467,001)
                                                                          ---------------    ---------------        ---------------
                                                                          ---------------    ---------------        ---------------

Pro forma loss per share                                                  $         (0.07)   $         (0.39)      $         (0.45)
                                                                          ---------------    ---------------       ---------------
                                                                          ---------------    ---------------       ---------------


_________________________________________
     (1) Effect of including all common stock issued at prices below the expected public offering price during the twelve month period preceding the planned offering as if it was outstanding at inception (July 12, 1995).

     (2) Issuance of convertible preferred stock, preferred stock warrants and common stock options at prices below the expected public offering price during the twelve month period preceding the planned offering have been included as common stock equivalents as if they had been issued as common stock as of July 12, 1995.